Exhibit 10.7

COMPROMISE AGREEMENT

THIS COMPROMISE AGREEMENT is made the 10th day of February 2003 between:

(1) ENTRUST (EUROPE) LIMITED of Apex Plaza Forbury Road Reading Berkshire RG1 1AX (“the Company”);

and

(2) Colin Wyatt (“the Employee”)

WHEREAS:

The Company is entering into this Agreement both for itself and as agent for its holding Company and subsidiaries within the meaning given by section 736 of the Companies Act 1985 (“Associated Companies”).

IT IS HEREBY AGREED as follows:

1.	TERMINATION OF EMPLOYMENT

The Employee’s employment which commenced on 12th April 1999 will be deemed to have been terminated by mutual consent on 23rd February 2003 (“the Termination Date”) subject to the terms set out in this Agreement.

2.	REMUNERATION UNTIL THE TERMINATION DATE

2.1	The Company confirms that it shall pay the Employee his normal basic salary (less such sums as the Company is obliged by law to deduct by way of income tax and National Insurance at the rates applicable at the date of payment) due and payable from 23rd August 2002 up until the Termination Date (“the Salary Continuation Period” as further defined in the Officer Retention Program Agreement made between the Employee and Entrust Inc dated 27th March 2001 and extension thereto dated 28th February 2002). The Employee shall not be required to carry out work for the Company during the Salary Continuation Period and may be engaged, concerned or interested in the management or conduct of any other business whatsoever provided it does not compete with the business activities of the Company.

2.2	The Company confirms that it will pay by cheque to the Employee within 7 days of the Termination Date, any pay in lieu of holiday entitlement not taken but accrued up until the Termination Date (less such sums as the Company is obliged by law to deduct by way of tax and National Insurance). The Company will, upon completion of the Salary Continuation Period provide the Employee with the requisite tax form P45 in respect of his/her employment with the Company.

2.3	The Company confirms that it has paid the usual Employer’s contribution of 7.5% of the Employee’s annual salary (which for the avoidance of doubt means the Employee’s base salary plus commission/bonuses due and payable to the Employee) pro rata into the employee’s Personal Pension Plan. Further, the Company will continue to make such contributions during the Salary Continuation Period direct to the said Pension Plan. Such contributions shall be made monthly and shall amount to a sum equal to 7.5% of the Employee’s base salary plus £4,887.50 per month.

2.4	The Company confirms that it will continue to make payments during the Salary Continuation Period in respect of:

(a)	life assurance;

(b)	long term sickness and disability insurance;

(c)	BUPA healthcare and Denplan; and

(d)	Company Fuel Card.

2.5	The Company will continue to pay your company car allowance of £1,500 per month during the Salary Continuation Period.

3.	COMPANY PROPERTY

3.1	The Employee confirms that on or before 30th August 2002 he has returned all property belonging to the Company including security pass card and any other equipment belonging to the Company (except the Employee’s mobile phone which the Employee shall retain and be responsible for paying for during and after the Salary Continuation Period), keys, access or security cards, documents, recordings, photographs, microfiches, and any other property belonging to the Company, including any copies taken thereof, all of which constitute Company Property and all of which were supplied to enable the Employee to perform the Employee’s duties as an Employee of the Company. Further the Employee warrants that, to the best of his knowledge and belief, he retains or holds no other property belonging to the Company.

3.2	Notwithstanding the foregoing, the Employee warrants that he retains or holds no software, disks including all back up disks, and copies thereof or other media which contain Confidential Information in relation to the business of the Company and/or its clients and which belong to the Company including but not limited to all financial information, client data base information, company marketing, promotional and sales lead information and information containing details of clients requirements.

4.	EXPENSES

The Employee will be paid monies by way of reimbursement for all outstanding expenses (if any) as the Company shall deem to have been reasonably and properly incurred by the Employee in the fulfilment of his duties up until the Termination Date within 30 days of submission. All expenses shall be submitted within 60 days of the Termination Date save where submission of such expenses by the Employee is dependant upon receipt of third party information that has not been provided to the Employee within the 60 day period. In such circumstances the Employee shall submit all outstanding expenses immediately following receipt of the relevant third party information.

5A.	DIRECTORSHIPS

The Employee shall contemporaneously with the signing of this Agreement resign in writing from all directorships and other offices which he holds with the Company or any Associated Company in the form set out in the letters attached hereto in Schedule 3.

5.	CONFIDENTIALITY OF INFORMATION

In consideration of the Company agreeing to provide the Employee with an employers reference, should he request one, and deal with any oral enquiries for a reference in a manner consistent with any reference given the Employee:

(i)	acknowledges that he continues to be bound by (1) his implied duties of confidentiality, in respect of trade secrets and secret processes; and (2) in accordance with the restrictions set out at schedule 2 attached;

(ii)	agrees that he will not disclose the contents of this Compromise Agreement without the prior written consent of the Company except to his professional advisers, immediate family members, the Inland Revenue or any other Government body or as otherwise required by law;

(iii)	agrees not to make, or cause to be made, (directly or indirectly) any derogatory or critical or disparaging remarks, comments or statement (whether orally or in writing) about the Company, its Associated Companies or their respective officers or employees;

(iv)	agrees that he will not at any time after the Termination Date use or procure the use of the name of the Company or any of its Associated Companies whether or not in connection with the Employee’s own or any other name in any way calculated to suggest that he continues to be connected with the business of the Company or its Associated Companies or in any way hold himself out as having such a connection;

The officers of the Company also agree not to make, or cause to be made, (directly or indirectly) any derogatory or critical or disparaging remarks, comments or statement (whether orally or in writing) about the Employee.

6.	WAIVER OF CLAIMS

6.1	The Employee hereby agrees to accept the payments and provisions set out in clause 2 above in full and final settlement of all and any claims the Employee is or might be entitled to make against the Company or any of its Associated Companies or their respective shareholders, officers or employees in respect of the Employee’s employment, whether contractual, statutory or otherwise (including but not limited to claims under the laws of England and Wales or Scotland and/or European Community law for breach of contract of employment, wrongful dismissal, unfair dismissal, redundancy, contravention of the Working Time Regulations 1998 and sex, race or disability discrimination), save for

6.1.1	any claim which the Employee may have against the Company at present or in the future in respect of personal injury claims (save for any such claims arising out of sex race or disability discrimination);

6.1.2	any claim that the Employee may have against the Company at present or in the future in respect of accrued pension rights;

6.1.3	any claim in respect of which the Employee has no knowledge or awareness as at the date of termination.

6.2	The Employee confirms that no complaint has been made to an Employment Tribunal to date and agrees to refrain from instituting before an Employment Tribunal any complaint by the Employee against the Company in respect of any allegation that the Company has dismissed the Employee unfairly and/or wrongfully or has been subjected to a detriment or dismissal in contravention of:- the Working Time Regulations 1998 ( as amended), National Minimum Wage Act 1998, Public Disclosure Act 1998, the Sex Discrimination Act 1975, the Race Relations Act 1976 or the Disability Discrimination Act 1995, Equal Pay Act 1970 (as amended), Transfer of Undertakings (Protection of Employment) Regulations 1981, the Employment Rights Act 1996. The complaint to which this Agreement relates to is the dismissal of the Employee by the Company on the Termination Date as set out in clause 1 above and / or any detriment, victimisation or contravention of statutory duty in employment (including any failure to consult collectively or individually in a redundancy situation) which the Employee may have suffered as a result of any action of the Company during the Employee’s employment.

6.3	The Employee agrees that if any proceedings are issued against the Company whether in an Employment Tribunal, County Court, High Court or otherwise (other than in respect of any proceedings for the enforcement of this Agreement or the Letter Agreement between the parties dated 6 September 2002 (the “Letter Agreement”)), that upon issue of such proceedings the Employee will repay to the Company the sums set out in the Letter Agreement as a debt due to the Company payable forthwith on demand.

7.	EMPLOYEE’S INDEPENDENT LEGAL ADVICE

7.1	The Employee warrants that he/she has taken independent legal advice from Rebecca Ford of Olswang (“the Legal Adviser”) on the terms and effect of this Agreement and in particular its’ effect on the Employee’s ability to pursue a complaint before an Employment Tribunal.

7.2	The Employee annexes to this Agreement at Schedule 1 a Certificate signed by the Legal Adviser in the terms set out therein and it is a condition of this Agreement that the Employee’s Legal Adviser provides the Certificate so annexed to this Agreement at the Schedule.

7.3	The Company agrees that upon receipt of the Certificate referred to in clause 7.2 above and upon receipt of a VAT invoice from Olswang addressed to the Employee but marked payable by the Company to a maximum value of £900 plus VAT for legal expenses incurred by the Employee in connection with the legal advice given to the Employee by the Legal Adviser, it shall pay such invoice within 30 days of receipt. The view of the parties is that Inland Revenue Extra Statutory Concession A 81 applies in respect of payment of such invoice for legal advice given to the Employee.

8.	OPTIONS

In consideration of the Employee’s agreement and undertakings set out in Clauses 2 to 6 above, the Company agrees that all share options which would, save for the acts or omissions of the Company, vest during the Salary Continuation Period continue to vest during such period. The Employee may exercise all his vested share options (less the option price) up to and including 23rd May 2003.

9.	EMPLOYMENT LEGISLATION

The Company hereby confirms that the conditions regulating this Agreement under Section 203(3) of the Employment Rights Act 1996, Regulation 35(2) of the Working Time Regulations 1998, section 49(4) National Minimum Wage Act 1998, Section 77 (4A) of the Sex Discrimination Act 1975 (as amended) Section 72 (4A) of the Race Relations Act 1976 as amended, section 288 Trade Union and Labour Relations (Consolidation) Act 1992 (as amended) and Section 9 (3) of the Disability Discrimination Act 1995 are satisfied.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year set out above.

SIGNED BY:

For and on behalf of The Company	/s/ [signature illegible]

in the presence of:	/s/ [signature illegible]

SIGNED BY: (Employee)	/s/ Colin Wyatt

in the presence of:	/s/ Ann Dougall

SCHEDULE 1

I, Rebecca Ford Solicitor in the firm of Olswang warrant to Entrust Europe Limited that I have given independent legal advice to Colin Wyatt as to the terms and effect of the agreement to which this Certificate is scheduled, and in particular its effect on his ability to pursue his rights, if any, before an Employment Tribunal.

I confirm that I am a Solicitor of the Supreme Court, that I hold a current Practising Certificate and that the statutory requirements of Section 203 of the Employment Rights Act 1996, Regulation 35 of the Working Time Regulations, Section 77 (4) of the Sex Discrimination Act 1975, Section 72 (4) of the Race Relations Act 1976 and Section 9 (3) of the Disability Discrimination Act 1995 relating to Compromise Agreements have been met. I further confirm that at the date I gave the advice and as at the date hereof this firm was and is covered by a valid policy of insurance which covers the risk of a claim by Colin Wyatt in respect of any loss arising in consequence of that advice.

SIGNED:	/s/ Rebecca Ford of Olswang
Solicitor of the Supreme Court

DATED:	6/3/3

SCHEDULE 2

CONFIDENTIALITY

1.	You hereby recognize that you will following termination of your employment maintain the confidentiality of all trade secrets, confidential, proprietary, commercial, technical or other information of which you gained knowledge during the course of your employment with ENTRUST.

2.	You acknowledge that you received in performing or in the course of your duties during your employment with the Company, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Company or its subsidiaries or related or associated companies which information is not in the public domain. Such information includes but is not limited to customer lists, sensitive price information including discounts and price lists, information relating to the company’s business plans including any information relating to the acquisition of another company or the purchase of the company by another and all source code and object code relating to the Company’s proprietary software You acknowledge that such confidential information belongs to the Company and that its disclosure or unauthorized use could be prejudicial to the Company and contrary to its interests.

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SCHEDULE 3

RESIGNATION LETTERS

ENTRUST GmbH

Entrust GmbH

Muenchen Airport Center

Terminalstrause Mitte 18

85356 Muenchen

22nd August 2002

Amtsniederlegung	Resignation letter

Sehr geehrte Damen and Herren,	Ladies and Gentlemen,

hiermit lege ich mein Amt als Geschäftsfuhrer der Entrust GmbH (vormals: Entrust Technologies GmbH, Amtsgericht Bad Homburg v.d.H., HRB 6412) mit Wirkung zum heutigen Tage nieder und bitte um schriftliche Bestätigung meiner Amtsniederlegung.

I hereby notify you of my withdrawal from the office as managing director of Entrust GmbH (formerly: Entrust Technologies GmbH, Lower Court of Bad Homburg v.d.H., HRB 6412) as of today. May I ask you for a written confirmation of your acknowledgment of my withdrawal from the office.

Hochachtungsvoll,	Yours sincerely,

    /s/    Colin Wyatt

    Colin Wyatt

Entrust SARL

Le 22nd Aout 2002

Entrust SARL

90 Avenue des Champs Elysees

75008 PARIS

Messieurs,

Suite à nos récents entretiens, je vous confirme par la présente ma démission de mes fonctions de Gérant de votre société, à compter de ce jour.

Je vous confirme n’avoir aucune revendication à faire valoir à l’encontre de la société relativement à mon mandat et renonce par avance à toute action à son encontre de ce chef.

Je vous demande de prendre acte de ma décision er de me donner quitus de mes fonctions lors de l’approbation des comptes annuels.

Veuillez agréer, Messieurs, l’expression de mes sentiments distingués.

/s/  Colin Wyatt

Colin Wyatt

22nd August 2002

Entrust SARL

90 Avenue des Champs Elysees

75008 PARIS

Dear Sirs,

Further our recent conversation, I confirm hereby my resignation from my duties as Manager of your company, as of today.

I confirm not to have any claims against the company relating to my term as manager and waive bringing any actions against it in this regard.

I ask you to acknowledge my decision and to give discharge from my duties when you approve the annual accounts.

Yours sincerely,

/s/  Colin Wyatt

Colin Wyatt

EnCommerce Limited

The Directors

enCommerce Limited (the “Company”)

Carmelite

50 Victoria Embankment

Blackfriars

London

EC4Y 0DX

22rd August 2002

Dear Sirs

I hereby resign as a director of the Company and confirm that I have no claims against the Company for compensation for loss of office (whether for wrongful or unfair dismissal or otherwise), for arrears of salary or remuneration, for outstanding expenses or on any other account whatsoever.

Yours faithfully

/s/  Colin Wyatt

Colin Wyatt

Entrust (Europe) Limited

The Directors

Entrust (Europe) Limited (the “Company”)

Carmelite

50 Victoria Embankment

Blackfriars

London

EC4Y 0DX

22rd August 2002

Dear Sirs

I hereby resign as a director of the Company and confirm that I have no claims against the Company for compensation for loss of office (whether for wrongful or unfair dismissal or otherwise), for arrears of salary or remuneration, for outstanding expenses or on any other account whatsoever.

Yours faithfully

/s/  Colin Wyatt

Colin Wyatt